Texas Mineral Resources Corp. 10-K

Exhibit 10.4

Purchase Option Arrangement dated September 2014 with the State of Texas

September 29, 2014

Texas Rare Earth Resources Corp

c/o Dan Gorski

PO Box 539

539 W El Paso Street

Sierra Blanca, TX 79851

Texas Rare Earth Resources Corp.

c/o Laura Lynch

1211 St. Vrain

No. 27

El Paso, TX 79902

RE: Executed Option Agreement and Groundwater Lease.

Dear Mr. Gorski:

The Texas General Land Office (GLO) Option Agreement and Groundwater Lease with Texas Rare Earth Resources Corp. have been fully executed. Enclosed is an original copy of the executed documents for your records. An identical set of originals have been retained for the GLO archives.

Exhibit B of the Option Agreement is the Memorandum of Option. The Memorandum should be recorded by Texas Rare Earth Resources Corp. in the Hudspeth County records no later than 60 days following the receipt of this letter, with receipt ofrecording provided to the GLO for its archives.

Similarly, the Groundwater Lease must be recorded in the Hudspeth County records no later 60 days following the receipt of this letter, with a receipt of recording provided to the GLO.

Should you have any questions, please feel free to contact Bill Farr by phone at 512-475-1502, or by email at bill.farr@glo.texas.gov.

Sincerely,

/s/ Michael Lemonds

Michael Lemonds

Director, Asset Management & Commercial Leasing

Texas General Land Office

Enclosures:	Option Agreement

Groundwater Lease

Texas General Land Office

Stephen F. Austin Building• 1700 North Congress Avenue, Texas 78701-1495

Post Office Box 12873 • Austin, Texas 78711-2873

Phone: 512-463-5001 • 800-998-4GLO

www.glo.state. tx.us

PURCHASE OPTION AGREEMENT

This Purchase Option Agreement (“Agreement”) is made and entered into by and between the State of Texas, Acting By and Through the Commissioner of the General Land Office and Chairman of the School Land Board, on Behalf of the Permanent School Fund (“Seller”) and Texas Rare Earth Resources Corp., a Delaware corporation (“Buyer”), to be effective on the day this Agreement has been executed by both Seller and Buyer (the “Effective Date”’).

RECITALS:

A.           Seller is the fee simple owner of certain property described on Exhibit A attached here to and made a part hereof for all purposes, located in Hudspeth County, Texas (the “Option Property”) .

B.           Seller has agreed to grant, and Buyer has agreed to procure, an option to purchase the Option Property upon the terms and pro visions as hereinafter set forth ;

AGREEMENT:

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties, and agreements contained herein. and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Seller and Buyer covenant and agree as follows:

1.            Grant of Option. Subject to the terms and provisions of this Agree ment, Seller does hereby grant to Buyer the exclusive right and option during the Option Term (defined in Section 3) to purchase the Option Property upon the terms and conditions as set forth herein (the “Option’’). Seller acknowledges that as Buyer develops detailed plans for its mining project, it may wish to make some adjustments to the boundary of the Option Property, and Seller agrees to reasonably cooperate with Buyer in making such adjustments

2.            Consideration.

a.          As consideration for the Option. Buyer shall pay to Seller the amount of Ten Thousand and No./100 Dollars ($10,000 .00) within five (5) Business Days (define d in Sec ti o n 18. k) a fter the Effective Date and on each annual anniversary of the Effective Date during the Option Term (the “Op tion Fee”). The Option Fee shall not be credited towards the Purchase Price (defined in Section 7), and shall be nonrefundable, except as provided in Section 15 of this Agreement. If Buyer fail s to timely make a payment of the Option Fee, this Agreement shall terminate and neither party hereto shall have any other liability, obligation or duty pursuant to this Agreement.

b.          As further consideration for this Opt ion, Grantee agrees to use the Property (defined in Section 5 ) solely in connection with its operation of a mine of rare earth minerals and/or other minerals covered under Mining Lease M-1 l 3117 , filed for record on October 6, 20 11, and recorded as Instrument # I 3 48 36, of the Records of Hudspeth County, Texas (the “Mining Lease M-113117”), including without limitation, prospecting, exploring, developing, mining (by drilling, boring, open pit, underground mining, strip mining, solution mining, or any other method permitting in the Mining Lease M-113117 ), extracting, milling, removing, processing, converting, and marketing the minerals identified in Mining Lea se M-113117, treatment, storage, and disposal of wastes generated by operations, and construction of improvements associated with these activities. If the Mining Lease expires or is terminated, the title to any portion of the Property that was not used in connection with the mining operations under Mining Lease M-113117, Mining Lease M-11 3629, filed for record on December 2, 2011, and recorded as Instrument # I 35079 (“Mining Lease M- I I 3629’’), or any other mining lease between Seller and Buyer, shall, at the sole option of the Seller, revert to the Seller, and the conveyance of the Property shall be of no further force or effect. Reversion of the surface estate to the Seller shall not alleviate Buyer’s obligations under its Plan of Operations or its mining leases.

3.            Option Term. The “Option Term” shall mean that period of time commencing on the Effective Date and ending on the date Mining Lease M-113117, filed for record on October 6, 2011, and recorded as Instrument #134836, of the Records of Hudspeth County, Texas, expires or terminates.

4.            Memorandum of Option. Contemporaneously with the execution of this Agreement, Seller and Buyer agree to execute and deliver the Memorandum of Option in the form of Exhibit B attached hereto and made a part hereof for all purposes, which may be recorded in the real property records of Hudspeth County, Texas. Buyer agrees to execute a release of the Memorandum of Option, to the extent that Buyer’s Option has expired or terminated, promptly upon request from Seller.

5.            Exercise of Option. Buyer may exercise the Option at any time during the Option Term by giving to Seller written Notice (defined in Section 15.e) of its intent to exercise the Option on all or a portion of the Option Property to be defined by Buyer in the Notice (the “Property”). Buyer agrees to define the Property in such a manner that it will not “land-lock’ any tracts retained by Seller. The date on which Buyer gives Notice of its intent to exercise the Option shall be the “Option Exercise Date.” In the event the Buyer does not exercise the Option during the Option Term, Seller shall be entitled to retain the Option Fee, and this Agreement shall terminate and neither party hereto shall have any other liability, obligation or duty pursuant to this Agreement. The Option shall terminate on the Option Exercise Date for all purposes on all Option Property not included in the Property defined in Buyer’s Notice of exercise of the Option.

6.             Agreement of Purchase and Sale. Effective as of the Option Exercise Date, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the Property in accordance with the terms and conditions of this Agreement. Seller reserves all interests in and right to remove all oil, gas, groundwater, sulphur and other minerals, including rare earth minerals, together with all attendant mineral rights, water rights, royalty interests , and development rights, together with any and all rights of leasing, exploration and development, and the unrestricted right to access and use of the sur face in connection with all interests retained by the Seller. Further, Buyer shall have no right to surface damages for exploration, mining, crushing, milling, treating, processing, stockpiling, waste disposal, or any other activity required to exploit the mineral or water resources retained by the Seller.

BUYER AGREES AND ACKNOWLEDGES THAT SELLER IS SELLING THE PROPERTY STRICTLY ON AN “AS IS, WHERE IS” BASIS, WITHOUT WARRA TY, EXPRESS OR IMPLIED, WITH ANY AND ALL LATENT AND PATE T DEFECTS. BUYER HAS INSPECTED THE PHYSICAL CONDITION OF THE PROPERTY, INCLUDING ALL IMPROVEMENTS THEREON, AND ACCEPTS TITLE TO THE SAME “AS IS” IN ITS EXISTING PHYSICAL CONDITION. BY EXECUTION OF THIS AGREEMENT BUYER ACKNOWLEDGES THAT IT IS NOT RELYING UPON ANY REPRESENTATION, WARRANTY, STATEME T OR OTHER ASSERTION OF THE STATE OF TEXAS, AS SELLER, INCLUDI G THE GE ERAL LAND OFFICE, THE SCHOOL LA D BOARD, OR ANY OFFICIAL , AGENT , REPRESE TATIVE OR EMPLOYEE OF THE FOREGOING, WITH RESPECT TO THE PROPERTY’S CO DITION. BUYER IS RELYING SOLELY AND WHOLLY ON BUYER’S OWN EXAMINATION OF THE PROPERTY. THE STATE OF TEXAS A D ITS AGENCIES DISCLAIM ANY AND ALL EXPRESS OR IMPLIED WARRANTIES A D SPECIFICALLY MAKE NO WARRANTIES OF HABITABILITY, MERCHANT ABILITY, SUITABILITY, FIT ESS FOR ANY PURPOSE, OR ANY OTHER WARRA TY WHATSOEVER. BUYER IS PUT ON NOTICE THAT ANY PRIOR GRANT AND/OR ENCUMBRANCE MAY BE OF RECORD AND BUYER IS ADVISED TO EXAMINE ALL PUBLIC RECORDS AVAILABLE REGARDING THE PROPERTY. THE PROVISIONS OF THIS SECTION, DISCLAIMING A Y AND ALL WARRA TIES OF ANY KIND , SHALL SURVIVE THE CLOSING OF THE SALE OF THE PROPERTY.

FURTHER, BUYER ACKNOWLEDGES THAT AN INSPECTION OF THE PROPERTY HAS BEEN OR WILL BE PERFORMED BY BUYER OR IN ITS BEHALF. BUYER ACK OWLEDGES THAT SELLER HAS 1ADE THE PROPERTY AVAILABLE FOR INSPECTION BY BUYER AND BUYER’S REPRESENTATIVES IN ITS BEHALF.

NO EMPLOYEE OR AGENT OF SELLER lS AUTHORIZED TO MAKE ANY REPRESENTATION OR WARRANTY , AS TO THE QUALITY OR CONDITION OF THE PROPERTY , MERCHANTABILITY, SUITABILITY OR FIT ESS OF THE PROPERTY FOR ANY USE WHATSOEVER, KNOWN OR UNKNOWN TO SELLER, OR COMPLIANCE WITH ANY EVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES , REGULATIONS, ORDERS , OR REQUIREME TS INCLUDING, BUT OT LIMITED TO, THOSE PERTAINING TO THE HANDLING, GENERA TING, TREATING, STORING, OR DISPOSING OF ANY HAZARDOUS WASTE OR SUBSTANCE. IN NO EVENT SHALL SELLER BE RESPONSIBLE OR LIABLE FOR LATENT OR PATENT DEFECTS OR FAULTS, IF ANY, IN THE PROPERTY, OR FOR REMEDYING OR REPAIRING THE SAME INCLUD ING, WITHOUT LIMITATIO , DEFECTS RELATED TO ASBESTOS OR ASBESTOS CONTAINING MATERIALS, LEAD, LEAD-BASED PAINT, UNDERGROUND STORAGE TANKS OR HAZARDOUS OR TOXIC MATERIALS, CHEMICALS OR WASTE, OR FOR CONSTRUCTING OR REPAIRING ANY STREETS , UTILITIES OR OTHER IMPROVEMENTS SHOWN ON ANY PLAT OF THE PROPERTY.

EFFECTIVE AS OF THE CLOSING DATE (DEFINED IN SECTION 14.A. OF THIS AGREEMENT), BUYER ACKNOWLEDGES THAT BUYER HAS FULLY INSPECTED THE PROPERTY, IS FULLY SATISFIED WITH THE PROPERTY IN ALL RESPECTS “AS IS, WHERE IS, WITH ANY AND ALL FAULTS”, IS NOT RELYING ON ANY REPRESENTATION OR WARRANTY OF SELLER IN PURCHASING THE PROPERTY FROM SELLER, A D ACCEPTS ANY LIABILITIES OR COSTS ARISING IN CO ECTIO WITH THE CONDITION OF THE PROPERTY, INCL UDING BUT NOT LIMITED TO ANY COSTS OR LIABILITIES PERTAINING TO ANY ENVIRONMENTAL CONDITION ON THE PROPERTY. THE RESERVATIO SAND LIMITATIONS CONTAINED IN THIS SECTION SHALL SURVIVE THE CLOSING OF THIS TRA SACTION AND SHALL BE INCLUDED IN THE DEED FROM SELLER TO BUYER.

7.            Purchase Price. The “Purchase Price” to be paid by Buyer to Seller for the Property shall be the market value as determined and approved, at Seller’s expense, by the Texas General Land Office’s Chief Appraiser. Seller shall endeavor to have the appraisal of the Property completed and approved within sixty (60) days of the Option Exercise Date. The date on which Seller gives Buyer written Notice of the appraised market value of the Property shall be the “Appraisal Date.” Prior to the twentieth (20th) day after the Appraisal Date, Buyer may at Buyer’s sole option, give Notice to Seller and the Title Company that Buyer has terminated this Agreement, and thereafter Seller and Buyer shall have no further obligations or liabilities to each other under this Agreement.

8.             Title Commitment. At any time prior to the Closing Deadline, Buyer may, at Seller’ s sole cost and expense, obtain a current title commitment (the “Title Commitment”) for issuance of an owner’s policy of title insurance, issued by title company to be agreed upon by Buyer and Seller (the “Title Company’’), setting forth the status of title of the Property and all exceptions, including rights-of-way, easements, restrictions, covenants, reservations, and other conditions, if any, affecting the Property which would appear in an owner’s title insurance policy conforming with Form TLTA-T-1 (“Owner’s Policy of Title Insurance’’), if issued, together with complete and legible copies of all instruments referred to in the Title Commitment affecting title to the Property. Seller shall have no obligation to cure or pay the cost of curing any Schedule B or C exceptions in the Title Commitment. Buyer may see k to cure any Schedule B or C exceptions in the Title Commitment at Buyer’s cost and expense. Any action initiated by Buyer to cure any exceptions shall not be a basis for failing to close this transaction timely.

9.             Tax Certificates. At any time prior to the Closing Dead line, Buyer may obtain through either the Hudspeth Central Appraisal District or the Title Company copies of tax certificates for the Option Property, evidencing whether all ad valorem taxes due and payable for periods prior to the calendar year in which the Closing occurs have been paid in full.

10.           Survey. Buyer may, at its option and expense, at any time prior to the Closing Date, have furnished to Seller and the Title Company, a survey of the Property or any portion thereof (the “Survey”).

11.         Representations and Warranties of Seller. Seller represents and warrants to Buyer that the execution and delivery by the Seller of this Agreement has been authorized by all necessary action on behalf of the Seller, and this Agreement has been duly executed and delivered by the Seller and is a legal, valid and binding agreement of the Seller enforceable against the Seller in accordance with its terms. subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) and principles of sovereign immunity.

12.          Seller’s Covenants.

a.           Limitation on Conveyances. Seller shall not convey or lease any interest in the Option Property that may be inconsistent with Buyer’ s proposed mining activities for the Option Property, without obtaining Buyer’ s prior written consent, which shall not be unreasonably withheld.

b.           Special Assessments. Seller will notify Buyer promptly in writing of the levy (or threatened levy) of any special governmental assessment or similar occurrence and will pay any such assessment levied prior to the Closing.

c.           Litigation. Seller will advise Buyer promptly of any litigation or arbitration proceeding or any administrative hearing (including condemnation) before any governmental agency which concerns or affects the Option Property in any manner and which is instituted after the Effective Date.

d.           Cooperation. Seller will assist and cooperate with Buyer prior to Closing ( i) in obtaining all necessary permits and licenses to operate the Property for its planned use, and (ii) with any evaluation, inspection, audit or stud y of the Property prepared by, for or at the request of Buyer.

13.          Conditions Precedent To Buyer’s Performance. Buyer’s obligations to close the purchase and sale of the Property under this Agreement are conditioned upon

a.           The representations and warranties set out in Section 11 being true and correct in all material respects on the Closing Date;

b.           Seller’s compliance with the Seller’s covenants set out in Section 12.

c.           Buyer shall have the right to waive the satisfaction of such conditions or to terminate the Agreement for failure of such condition by Notice in writing to Seller.

14.          Closing.

a.           Date and Place of the Closing. The closing of the purchase and sale contemplated by this Agreement (the “Closing”) shall take place on or before 5:00 p.m. Dallas, Texas time, on or before the thirtieth (30th) day after the Appraisal Date (the “Closing Deadline”), at a time mutually agreed to by Seller and Buyer in the offices of the Title Company or at such other location as the parties may mutually agree in writing. The date on which the Closing occurs is the “Closing Date.’’

b.           Items to be Delivered at Closing.

i.             By Seller. At or prior to the Closing, Seller shall deliver to the Title Company, at Seller’s sole cost and expense, each of the following items:

1.          An Owner’s Policy of Title Insurance (without endorsements, deletions or modifications unless paid for by Buyer) on the standard TLTA-T-1 form, issued by the Title Company in the amount of the Purchase Price and dated at or after Closing, insuring Buyer’ s fee simple title to the Property to be good and indefeasible.

2.          A Deed Without Warranty, in the form of Exhibit C attached hereto and made a part hereof for all purposes, duly executed and acknowledged by Seller, and in form for recording, conveying good and indefeasible title to the Property to Buyer (the “Deed”). The Deed shall be recorded upon Closing in the real property records of Hudspeth County, Texas.

3.          All additional documents and instruments as may reasonably be requested by the Title Company or Buyer to carry out the term s and obligations of this Agreement.

4.          All additional documents and instruments which Buyer’s counsel and Seller’s counsel may mutually and reasonably determine are necessary to the proper consummation of this transaction.

ii.           By Buyer. At or prior to the Closing, Buyer hall deliver to the Title Company, at Buyer’ s sole cost and expense, each of the following items:

1.          The Purchase Price for the Property in immediately available funds.

2.          The Statutory Sales Fee in an amount equal to one and one-half percent (1.5%) of the Purchase Price as required by Texas Natural Resource Code § 32. 110, in immediately available funds.

3.          All additional documents and instruments as may reasonably be requested by the Title Company or Seller to carry out the terms and obligations of this Agreement.

4.          All additional documents and instruments which Buyer’s counsel and Seller’s counsel may mutually and reasonably determine are necessary to the proper consummation of this transaction.

c.            Adjustments at the Closing. Notwithstanding anything to the contrary contained herein, the provisions of this Section 14.c shall survive the Closing. The following items shall be adjusted or prorated between Seller and Buyer at the Closing:

i.            Seller shall pay: ½ of reasonable escrow fees, recording fee, tax certification fees, and other closing costs associated with the closing of the transaction; the premium for the standard Owner ’ s Policy of Title Insurance; and any other expenses stipulated to be paid by Seller at Closing under other provisions of this Agreement. Buyer shall pay: ½ of reasonable esc row fees, recording fees, tax certification fees; the premium for any endorsements, deletions or modifications to the Owner’s Policy of Title Insurance; and other closing costs associated with the closing of the transaction, and other expenses stipulated to be paid by Buyer at Closing under other provisions of this Agreement.

ii.           Seller is exempt from real estate taxes and assessments. Buyer shall be solely responsible for the payment of taxes and assessments, as of the Closing, and any roll-back or other taxes that may be assessed after Closing. At Closing, Buyer shall refund to Seller any ad valorem taxes pre-paid to any taxing authority by Seller or on Seller’s behalf, on a pro rata basis for the period prior to and including the Closing Date.

iii.           All other assessments relating to the Property shall be paid by Buyer unless such assessments are due and payable prior to the Closing Date, in which ca e such other assessments shall be prorated between Seller and Buyer as of the Closing Date based on each party’s respective period of ownership of the Property during the period relating to such assessment.

iv.          Except as otherwise provided herein, all costs and expenses in connection with the transaction contemplated by this Agreement shall be borne by Seller and Buyer in the manner in which such costs and expenses are customarily allocated between the parties at closing of real property similar to the Property in the area in which the Property is located . Each party will be responsible for its own legal fees.

d.            Possession and Closing. Full possession of the Property shall be delivered to Buyer by Seller at the Closing.

15.          Defaults and Remedies. Except as otherwise provided in this Agreement or by law, Seller’s sole and exclusive remedy if Buyer fails to close under this Contract is to terminate this Agreement and to retain the Option Fee as liquidated damages. The parties acknowledge that Seller’s actual damages for Buyer’s failure to close will be difficult, if not impossible, to ascertain and that the liquidated damages represent the parties’ best estimate of the damages Seller will suffer. Buyer’s so le and exclusive remedy for Seller’s failure to close is to terminate this Agreement and receive a refund of the preceding year’s Option Fee ($10,000). Seller and Buyer have all legal and equitable remedies if Buyer or Seller defaults in the performance of any of their obligations that survive Closing.

16.          Condemnation. lf any part of the Property is condemned prior to Closing, Seller shall promptly give Buyer written notice of such condemnation. Buyer may either apply the proceeds of any condemnation award on a pro rata basis to reduce the Purchase Price or declare this Agreement terminated by delivering written no tice of termination to Seller

17.          Brokerage Commisions. Seller and Buyer each represent and warrant to the other, that they know of no brokers or other persons or entities who have been directly involved in submitting or showing the Property to, or procuring Buyer.

18.          Miscellaneous.

a.            References. All references to Article, Articles, Section, or Sections contained herein are, unless specifically indicated otherwise, refer to Articles and Sections of this Agreement.

b.            Exhibits. All references to Exhibits contained herein are references to exhibits attached hereto, all of which are made a part hereof for all purposes.

c.            Captions. The captions, headings, and arrangements used in this Agreement are for convenience only and do not in any way affect, limit, amplify, or modify the terms and provisions hereof.

d.            Number and Gender of Words. Whenever the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate.

e.            Notices. Any notice, consent, approval, request, demand, or payment required or permitted to be given or made between the parties to this Agreement (collectively called “Notices”) must be in writing to be effective. Any Notice that is addressed to the party for whom it is intended at its ad dress specified for the receipt of Notices (which is currently the address set forth below) will be deemed to have been given or made on the second Business Day after the date it is deposited in the Unite d States mail, postage prepaid, certified, return receipt requested. Any party may change its address for the receipt of Notices by Notice in accordance with this Section. Notices given other than by deposit in the United States mail, postage prepaid, certified, return receipt requested, such as by facsimile. email, or by overnight delivery, will be effective upon receipt; provided, that if delivery is via facsimile or e mail, and such facsimile or email is received after 5:00 p.m. local time at the location of such receipt, such facsimile or email shall be dee med delivered on the day after such receipt. The current addresses of the parties for Notices are as follows:

If to Buyer:	Texas Rare Earth Resources Corp.

P.O. Box 539

539 West El Paso Street

Sierra Blanca, TX 79851

Attention: Dan Gorski

Telephone: (361) 790-5831

bluemtn@sbcglobal.net

With a copy to:	Texas Rare Earth Resources Corp.

1211 St. Vrain

No. 27

El Paso, Texas 79902

Allention: Laura Lynch

And:	Guida, Slavich & Flores, P.C.

750 N. St. Paul Street, Suite 200

Dallas, Texas 75201

Attention: Sally A. Longroy

Telephone: (214) 692-5409

Fax: (214) 692-6610

Email: longroy@gsfpc.com

If to Seller:	Texas General Land Office

1700 N. Congress Avenue, Room 720

Austin, Texas 78701

Attn: Energy Resources Division

Telephone: (512) 305-9 I04

Fax: (512) 475- 1543

Email: louis.renaud@glo.texas.gov

And:	Texas General Land Office

Legal Services Division

1700 N. Congress Avenue, Room 910

Austin, TX 78701

Attn: Jeff Gordon

Phone: (512) 463-7205

Fax: (512) 463-63l l

Email: jeff.gordon@glo.texa s.gov

f.           Governing Law. This Agreement is being executed and delivered. and is intended to be performed , in the State of Texas, and the laws of such State shall govern the validity, construction, enforcement, and interpretation of this Agreement, unless otherwise specified herein.

g.          Multiple Counterparts. This Agreement may be executed in any number of identical counterparts. If so executed, each of such counterparts is to be deemed an original for all purposes, and all such counterparts shall, collectively, constitute one agreement, but, in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

h.          Parties Bound. This Agreement shall be binding upon, and inure to the benefit of, Seller and Buyer, and their respective heirs. personal representatives, successors, and assigns.

i.           Further Acts. In addition to the acts and deeds recited herein and contemplated to be performed, executed, and/or delivered by Seller and Buyer, Seller and Buyer agree to perform, execute, and/or deliver or cause to be performed, executed, and/or delivered at the Closing or after the Closing any and all such further acts, deeds, and assurances as may be necessary to consummate the transactions contemplated hereby.

j.           Time of the Essence. It is expressly agreed by the parties hereto that time is of the essence with respect to this Agreement.

k.          Dates. Each date upon which an event is to occur or a period of time is to expire in accordance with the terms of this Agreement will automatically be postponed and extended to the next Business Day if it falls on a Non-Business Day, and any time periods that are defined terms in this Agreement will be automatically extended, and their definitions will include such extensions, in accordance with this Section. A “Business Day” is a day upon which national banks in Dallas, Texas, are open for banking business, and a “Non-Business Day” is a day upon which national banks in Dallas, Texas, are not open for banking business.

l.            Entire Agreement. Amendment. This Agreement, together with all exhibits hereto and documents referred to herein, if any, constitutes the entire arrangements and understandings among the parties hereto. This Agreement may not be amended, modified, changed or supplemented, nor may any obligations hereunder be waived except by a writing signed by the party to be charged or by its agent duly authorized in writing or as otherwise permitted herein.

m.          Severability. Whenever possible, each provision of this Agreement and every related document shall be interpreted in such manner as to be valid under applicable law; but, if any provision of any of the foregoing shall be invalid or prohibited under said applicable law, such provisions shall be ineffective to the extent of such in validity or prohibition without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

n.           Waiver. No claim of waiver, consent, or acquiescence with respect to any provision of this Agreement shall be made against any party hereto except on the basis of a written instrument executed by or on behalf of such party. However, the party for whose unilateral benefit a condition is herein inserted shall have the right to waive such condition.

o.           Sovereign Immunity. Nothing in this Agreement waives Seller’s sovereign immunity.

p.           Assignment. Buyer shall not assign this Agreement to any other person or entity without the prior written consent of the Seller, which shall not be unreasonably withheld.

q.           Disclaimer of Third Parry Benefit. This Agreement is not intended to give or confer any benefits, rights, privileges, claims, actions or remedies to any person or entity as a third party beneficiary, decree, or otherwise.

r.            Unavoidable Delays. Whenever a period of time is specified in this Agreement for the performance of an action by Buyer or Seller (other than the payment of money or delivery of legal documentation in connection with a Closing, which shall not be subject to extension hereunder), the period of time shall be extended due to acts of God, unavailability of essential materials, inclement weather, acts of governmental authorities, and other causes preventing development progress reasonably beyond the party’s control.

s.           List of Exhibits. The following is a list of exhibits for convenience only:

Exhibit A	Option Property
Exhibit B	Memorandum of Option
Exhibit C	Deed Without Warranty

[REST OF PAGE IS INTENTIONALLY LEFT BLANK]

EXECUTED by Seller and Buyer on the dates set forth below:

SELLER:

THE STATE OF TEXAS

By:	/s/ Jerry E. Patterson
JERRY E. PATTERSON, Commissioner of the General Land Office and Chairman of the School land Board on behalf of the Permanent School Fund

Date: 9/18/2014

Approved:
Contents:
Legal:
Gen Counsel:
Deputy:
Executive:

BUYER:

Texas Rare Earth Resources Corp.

a Delaware corporation

By:	/s/ Dan Gorski
Dan Gorski, President

Date: 8 September 2014